SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549


                               FORM 8-K

                            CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of
                 The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 11, 1996


              FRANKLIN FINANCIAL SERVICES CORPORATION
        (Exact name of registrant as specified in its charter)


      Pennsylvania               0-12126          23-144083
(State or other jurisdiction   (Commission      (IRS Employer
      of incorporation)         File Number)     Ident. No.)


  20 South Main Street, Chambersburg, PA                  17201
     (Address of principal executive office)            (Zip Code)


Registrant's telephone number, including area code  (717) 264-6116

                              N/A
     (Former name or former address, if changes since last report)

Item 5.   Other Events.

     The press release of Franklin Financial Services Corporation dated July 11, 1996 relating to the modification and extension of an open market stock repurchase program previously authorized by the Board of Directors on March 7, 1996 and attached hereto as
Exhibit 99 is incorporated by reference herein.

Item 7.   Financial Statements and Exhibits.

          (c)  Exhibits

     The following exhibits are filed herewith:


     Number              Description              Page Number

       99      Press Release, dated July 11,           3
               1996, of Franklin Financial
               Services Corporation



                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         FRANKLIN FINANCIAL SERVICES CORPORATION

                             /S/William E. Snell, Jr.
                         By:_____________________________________
                              William E. Snell, Jr., President



Dated:  July 12, 1996
                            EXHIBIT 99



                     Franklin Financial Extends Stock Repurchase


     Franklin Financial Services Corporation, the parent bank holding company of F&M Trust Company, today announced that it has modified and extended the stock repurchase program previously authorized by its board of directors on March 7, 1996.

     As originally adopted, the stock repurchase program authorized the repurchase of up to 50,000 shares of the Company's $1.00 par value common stock in open market or privately negotiated transactions during the one year period following the adoption of the program. As modified and extended, the program increases the number of shares authorized to be repurchased from 50,000 to 100,000 shares (representing approximately 5.1% of such shares issued and outstanding) and extends the period during which repurchases may be made until July 10, 1997.

     Franklin Financial has purchased approximately 50,000 shares since the repurchase program was adopted in March of this year. According to William E. Snell, Jr., president and chief executive officer, the repurchased shares will be held as treasury shares available for issuance in connection with future stock dividends and stock splits, employee benefits plans, executive compensation plans, and for issuance under Dividend Reinvestment Plan and other corporate purposes.

     Franklin Financial Services Corporation is a Franklin County-based bank holding company with assets of approximately $320 million. Its wholly-owned subsidiary, F&M Trust, operates nine banking offices throughout Franklin County in Chambersburg, Marion, Mont Alto and Waynesboro and recently announced an agreement in principle to acquire four branch properties from PNC Bank in Franklin and Cumberland Counties.